As filed with the Securities and Exchange Commission on November 25, 2025.	Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

NovaBay Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware	68-0454536
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2000 Powell Street, Suite 1150, Emeryville, CA 94608
(510) 899-8800
(Address, including zip code, of Principal Executive Offices)

2017 Omnibus Incentive Plan
(Full title of the plan)

Michael Kazley
Chief Executive Officer
2000 Powell Street, Suite 1150
Emeryville, CA 94608
(510) 899-8838
(Name, address, and telephone number, including area code, of agent for service)

Copies to:
Rachel Phillips

Ropes & Gray LLP
1211 Avenue of the Americas

New York, NY 10036

(212) 596-9000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 registers a total of 1,195,428 shares of common stock, par value $0.01 per share (the “Common Stock”), of NovaBay Pharmaceuticals, Inc., a Delaware corporation (the “Company”), for issuance under the NovaBay Pharmaceuticals, Inc. 2017 Omnibus Incentive Plan (the “Plan”).

The number of shares of Common Stock available for issuance under the stockholder-approved Plan is subject to an automatic annual increase on the first day of each of the Company’s fiscal years beginning on January 1, 2018 and ending on January 1, 2027 by an amount equal to (i) four percent (4%) of the number of shares of Common Stock outstanding on the last day of the immediately preceding fiscal year or (ii) such lesser number of shares of Common Stock as determined by the Board of Directors (the “Board”). For 2025, the Board authorized an increase of 195,428 shares of Common Stock under the Plan effective January 1, 2025, representing four percent (4%) of the 4,885,693 shares of Common Stock issued and outstanding as of December 31, 2024. In addition, on October 16, 2025, the Company’s stockholders approved an increase of 1,000,000 shares available for issuance under the Plan pursuant to a stockholder vote at the Company’s 2025 stockholder meeting. These shares are in addition to the 1,892 shares of Common Stock registered on the Company’s Form S-8 filed on June 2, 2017 (File No. 333-218469), the 17,582 shares of Common Stock registered on the Company’s Form S-8 filed on January 19, 2018 (File No. 333-222625) pursuant to the annual increase in 2018 according to the Plan’s evergreen provision, the 1,470 shares of Common Stock registered on the Company’s Form S-8 filed on February 7, 2020 (File No. 333-236328) pursuant to the annual increases in 2019 and 2020 according to the Plan’s evergreen provision (with 558 shares of Common Stock from the 2019 annual increase and 912 shares of Common Stock from the 2020 annual increase), the 1,364 shares of Common Stock registered on the Company’s Form S-8 filed on January 15, 2021 (File No. 333-252155) pursuant to the annual increase in 2021 according to the Plan’s evergreen provision, the 1,559 shares of Common Stock registered on the Company’s Form S-8 filed on May 13, 2022 (File No. 333-264953) pursuant to the annual increase in 2022 according to the Plan’s evergreen provision, the 2,326 shares of Common Stock registered on the Company’s Form S-8 filed on March 31, 2023 (File No. 333-271053) pursuant to the annual increase in 2023 according to the Plan’s evergreen provision, and the 12,219 shares of Common Stock registered on the Company’s Form S-8 filed on June 21, 2024 (File No. 333-280388) pursuant to the annual increase in 2024 according to the Plan’s evergreen provision.

Since the Plan provides that the annual increase in the aggregate number of shares that may be issued pursuant to the Plan’s evergreen provision begins for fiscal years commencing January 1, 2018, this Registration Statement accounts for the seventh share increase under the evergreen provision. The number of shares of Common Stock registered under each prior Registration Statement listed above has been adjusted to account for all previous stock splits.

The contents of the prior Registration Statements on Form S-8 filed with the Securities and Exchange Commission (the “Commission”) on June 2, 2017, January 19, 2018, February 7, 2020, January 15, 2021, May 13, 2022, March 31, 2023 and June 21, 2024 (File Nos. 333-218469, 333-222625, 333-236328, 333-252155, 333-264953, 333-271053 and 333-280388 respectively), are incorporated herein by reference and made part of this Registration Statement.

This Registration Statement relates to securities of the same class as those to which the prior Registration Statements listed directly above relate, and is submitted in accordance with General Instruction E to Form S-8 regarding the Registration of Additional Securities. Pursuant to General Instruction E of Form S-8, the contents of the prior Registration Statements are incorporated herein by reference and made part of this Registration Statement, except as amended hereby.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by the Company with the Commission are incorporated by reference into this Registration Statement:

1.	The Company’s Annual Report on Form 10-K for the year ended December 31, 2024, as filed with the Commission on April 2, 2024;

2.

The Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2025, as filed with the Commission on May 15, 2025, June 30, 2025, as filed with the Commission on August 14, 2025, and September 30, 2025, as filed with the Commission on November 7, 2025;

3.

The Company’s Current Reports on Form 8-K filed with the Commission on January 10, 2025, January 22, 2025, January 23, 2025, February 4, 2025, March 7, 2025, March 11, 2025, April 22, 2025, August 19, 2025, August 26, 2025, October 9, 2025, October 20, 2025, October 21, 2025 and October 22, 2025; and

4.

The description of the Company’s Common Stock which is contained in the Company’s registration statement on Form 8-A, as filed with the Commission on August 29, 2007, as updated by the Company’s Current Report on Form 8-K filed with the Commission on June 29, 2011, and including any amendments or reports filed for the purposes of updating this description, including Exhibit 4.1 to the Company’s Annual Report for the year ended December 31, 2024.

All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this Registration Statement from the date of the filing of such reports and documents. Any such information so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Registration Statement.

Notwithstanding the foregoing, we are not incorporating by reference information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits, nor any other document or information deemed to have been furnished and not filed in accordance with Commission rules.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

The validity of the issuance of the shares of Common Stock registered under this Registration Statement has been passed upon for the Company by Ropes & Gray LLP.

Item 6.	Indemnification of Directors and Officers.

The Company’s amended and restated certificate of incorporation, as amended, provides that the liability of the directors for monetary damages shall be eliminated to the fullest extent under applicable law. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Company shall be eliminated to the fullest extent permitted by the Delaware General Corporation Law, as so amended. Under the Delaware General Corporation Law, no director will be personally liable to the Company or the Company’s stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

●	for any breach of the duty of loyalty to the Company or the Company’s stockholders;

●	for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

●	for unlawful payment of dividends or unlawful stock repurchases or redemptions under Section 174 of the Delaware General Corporation Law; and

●	for any transaction from which the director derived an improper personal benefit.

The Company’s amended and restated bylaws provide that:

●	the Company is required to indemnify the Company’s directors and executive officers to the fullest extent not prohibited by Delaware law, subject to limited exceptions;

●	the Company may indemnify the Company’s other employees and agents as set forth in the Delaware General Corporation Law;

●

the Company is required to advance expenses to the Company’s directors and executive officers as incurred in connection with legal proceedings against them for which they may be indemnified, against an undertaking by the indemnified party to repay such advances if it is ultimately determined that the indemnified party is not entitled to indemnification; and

●	the rights conferred in the amended and restated bylaws are not exclusive.

The information provided above is a summary of relevant provisions of our amended and restated certificate of incorporation, as amended, our amended and restated bylaws and certain provisions of the Delaware General Corporation Law. We urge you to read the full text of these documents, forms of which have been filed with the Commission, as well as the referenced provisions of the Delaware General Corporation Law because they are the legal documents and provisions that will govern matters of indemnification with respect to our directors and officers.

The Company has entered into indemnification agreements with each of the Company’s directors and executive officers that require the Company to indemnify these persons against all direct and indirect costs of any type or nature whatsoever, including attorney’s fees, witness fees, and other out-of-pocket costs of whatever nature, incurred by the director or officer in any action or proceeding, whether actual, pending or threatened, subject to certain limitations, to which any of these people may be made a party by reason of the fact that he or she is or was a director or an executive officer of the Company or is or was serving or at any time serves at the request of the Company as a director, officer, employee or other agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise.

The Company has purchased insurance on behalf of any person who is or was a director or officer of the Company against any loss arising from any claim asserted against him or her and incurred by him or her in any such capacity, subject to certain exclusions.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit No.	Description of Document

3.1

Amended and Restated Certificate of Incorporation of NovaBay Pharmaceuticals, Inc., a Delaware corporation (incorporated by reference to Exhibit 3.1 of the Company’s Annual Report on Form 10-K, as filed with the Commission on March 21, 2018 (File No. 001-33678))

3.2

Certificate of Amendment to Amended and Restated Certificate of Incorporation of NovaBay Pharmaceuticals, Inc., a Delaware corporation (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K, as filed with the Commission on June 4, 2018 (File No. 001-33678))

3.3

Certificate of Amendment to Amended and Restated Certificate of Incorporation of NovaBay Pharmaceuticals, Inc., a Delaware corporation (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K, as filed with the Commission on May 28, 2020 (File No. 001-33678))

3.4

Certificate of Amendment to Amended and Restated Certificate of Incorporation of NovaBay Pharmaceuticals, Inc., a Delaware corporation (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K, as filed with the Commission on May 24, 2021 (File No. 001-33678))

3.5

Certificate of Amendment to Amended and Restated Certificate of Incorporation of NovaBay Pharmaceuticals, Inc., a Delaware corporation (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K, as filed with the Commission on February 1, 2022 (File No. 001-33678))

3.6

Certificate of Amendment to Amended and Restated Certificate of Incorporation of NovaBay Pharmaceuticals, Inc., a Delaware corporation (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K, as filed with the Commission on November 18, 2022 (File No. 001-33678))

3.7

Certificate of Amendment to Amended and Restated Certificate of Incorporation of NovaBay Pharmaceuticals, Inc., a Delaware corporation (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K, as filed with the Commission on May 31, 2024 (File No. 001-33678))

3.8

Certificate of Amendment to Amended and Restated Certificate of Incorporation of NovaBay Pharmaceuticals, Inc., a Delaware corporation (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K, as filed with the Commission on October 20, 2025 (File No. 001-33678))

3.9

Certificate of Designation for the Series B Preferred Stock (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K, as filed with the Commission on November 1, 2021 (File No. 001-33678))

3.10

Certificate of Designation for the Series C Preferred Stock (incorporated by reference to Exhibit 3.2 of the Company’s Current Report on Form 8-K, as filed with the Commission on November 18, 2022 (File No. 001-33678))

3.11

Certificate of Designation for the Series D Preferred Stock (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K, as filed with the Commission on August 19, 2025 (File No. 001-33678))

3.12

Certificate of Designation for the Series E Preferred Stock (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K, as filed with the Commission on October 22, 2025 (File No. 001-33678))

3.13

Amended and Restated Bylaws of NovaBay Pharmaceuticals, Inc., a Delaware corporation (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K, as filed with the Commission on June 14, 2023)

4.1	Reference is made to Exhibits 3.1, 3.2, 3.3, 3.4, 3.5, 3.6, 3.7, 3.8, 3.9, 3.10, 3.11, 3.12, and 3.13.

4.2	Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.2 of the Company’s Registration Statement on Form S-8, as filed with the Commission on June 2, 2017 (SEC File No. 280388))

5.1*	Opinion of Ropes & Gray LLP

23.1*	Consent of WithumSmith+Brown, PC

23.2*	Consent of Ropes & Gray LLP (included in Exhibit 5.1)

24.1*	Power of Attorney to file future amendments (set forth on the signature page of this Registration Statement)

99.1

NovaBay Pharmaceuticals, Inc. 2017 Omnibus Incentive Plan (incorporated by reference to Exhibit 99.1 to the Company’s Registration Statement on Form S-8 (File No. 333-218469), as filed with the Commission on June 2, 2017)

99.2

Forms of agreements for use under the NovaBay Pharmaceuticals, Inc. 2017 Omnibus Incentive Plan (incorporated by reference to Exhibit 99.2 to the Company’s Registration Statement on Form S-8 (File No. 333-218469), as filed with the Commission on June 2, 2017)

107*	Filing Fee Table

* Exhibits marked with an asterisk (*) are filed herewith.

Item 9.	Undertakings.

Incorporated by reference to Item 9 in the Company’s Registration Statement on Form S-8, filed with the Commission on June 2, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Emeryville, State of California on November 25, 2025.

NOVABAY PHARMACEUTICALS, INC.

/s/ Michael Kazley
Michael Kazley
Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS that each of the undersigned officers and directors does hereby constitute and appoint Michael Kazley or his substitute or substitutes, as his or her true and lawful attorney-in-fact and agent, with full power and authority to do any and all acts and things and to execute and file or cause to be filed any and all instruments, documents or exhibits which said attorney and agent determines may be necessary or advisable or required to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules or regulations or requirements of the Securities and Exchange Commission in connection with this Registration Statement. Without limiting the generality of the foregoing power and authority, the powers granted include the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this Registration Statement, to any and all amendments, both pre-effective and post-effective, and supplements to this Registration Statement and to any and all instruments, documents or exhibits filed as part of, or in conjunction with, this Registration Statement or amendments or supplements thereof, with the powers of substitution and revocation, and each of the undersigned hereby ratifies and confirms all that said attorney and agent, or his substitute or substitutes, shall lawfully do or cause to be done by virtue hereof. In witness whereof, each of the undersigned has executed this Power of Attorney as of the dates indicated below.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. This document may be executed by the signatories hereto on any number of counterparts, all of which shall constitute one and the same instrument.

Signature	Title	Date

/s/ Michael Kazley	Chief Executive Officer and Chairman	November 25, 2025
Michael Kazley	(principal executive officer)

/s/ Tommy Law	Chief Financial Officer	November 25, 2025
Tommy Law	(principal financial and accounting officer)

/s/ Paul E. Freiman	Director	November 25, 2025
Paul E. Freiman, Ph.D

/s/ Swan Sit	Director	November 25, 2025
Swan Sit

/s/ Yenyou (Jeff) Zheng	Director	November 25, 2025
Yenyou (Jeff) Zheng, Ph.D